Exhibit 99.1

Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

News Release

Date:	July 17, 2012

For Release:	Immediately

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2012 as-reported earnings of approximately $2.05 per share and operational earnings of approximately $2.10 per share. Results for second quarter 2011 were $1.76 per share on both an as-reported basis and an operational basis. Entergy also affirmed previously issued operational earnings guidance for 2012.

As-reported results are prepared in accordance with generally accepted accounting principles (GAAP) and are comprised of operational earnings (described below) and special items. The special item in the second quarter of 2012 was due to expenses associated with the proposed spin-off and merger of Entergy’s electric transmission business with ITC Holdings Corp.

The increase in second quarter 2012 earnings was driven by higher earnings at Utility and Entergy Wholesale Commodities, which was partially offset by lower results at the Parent & Other disclosure segment.

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Entergy Provides Preliminary Second Quarter Earnings Guidance

July 17, 2012

Utility

The increase in Utility second quarter 2012 operational earnings was driven by an agreement reached with the Internal Revenue Service regarding storm cost financings in Louisiana. The resolution of this item resulted in a significant decrease in income tax expense during the current quarter. The benefits will be shared with customers of Entergy Gulf States Louisiana, L.L.C. and Entergy Louisiana, LLC. As a result, the decrease in income tax expense was partially offset by a regulatory charge reducing Utility net revenue to reflect this customer sharing.

Excluding this regulatory charge, Utility net revenue was modestly better. Retail sales volume in second quarter 2012 reflected warmer-than-normal weather as well as weather-adjusted sales growth across all customer classes. However, the quarter-over-quarter weather effect variance was unfavorable when compared to the well above-normal temperatures experienced throughout the service territory in the second quarter of 2011. Higher non-fuel operation and maintenance expense served as a partial offset to the increased operational earnings.

Entergy Wholesale Commodities

The quarter-over-quarter increase in earnings at Entergy Wholesale Commodities was due primarily to lower decommissioning expense and a lower effective income tax rate. A reduction in the decommissioning liability recorded in the current period was due primarily to an updated decommissioning study for the Pilgrim Nuclear Power Station, which received its 20-year license renewal from the Nuclear Regulatory Commission in late May. These positive items were partially offset by a decrease in EWC net revenue driven by lower pricing associated with the nuclear fleet. Also, providing a partial offset in quarterly results was an increase in non-fuel operation and maintenance expense.

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Entergy Provides Preliminary Second Quarter Earnings Guidance

July 17, 2012

Parent & Other

At the Parent & Other disclosure segment, operational results declined during the quarter due to an increase in income tax expense on Parent & Other activities. Both periods reflected favorable tax items. Second quarter 2012 benefited from a favorable decision received in June 2012 from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax. The second quarter of 2011 benefited from a reversal of a tax reserve related to an IRS settlement, which exceeded income tax adjustments recorded in the current period.

Earnings Guidance

Entergy affirmed its previously issued 2012 operational earnings guidance to be in the range of $4.85 to $5.65 per share. Entergy also updated its as-reported earnings guidance for 2012 to a range of $3.49 to $4.29 per share to incorporate the second quarter special item noted above. Special items recorded year-to-date total approximately $(1.36) per share to reflect the first quarter 2012 asset impairment of the Vermont Yankee nuclear power plant and the transmission business spin-off and merger expenses in the first two quarters of the year. As-reported 2012 earnings guidance will be updated throughout the year as these transaction-related expenses continue to be incurred.

           A teleconference will be held at 10 a.m. CT on Tuesday, July 31, 2012, to discuss Entergy’s second quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 8666645, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 8666645.

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Entergy Provides Preliminary Second Quarter Earnings Guidance

July 17, 2012

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2011, (ii)  Entergy’s Form 10-Q for the quarter ended March 31, 2012 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.